Exhibit 99.1

n e w s r e l e a s e	Humana Inc.
500 West Main Street
P.O. Box 1438
Louisville, KY 40201-1438 http://www.humana.com

FOR MORE INFORMATION CONTACT:

Regina Nethery
Humana Investor Relations
(502) 580-3644 e-mail: Rnethery@humana.com
Tom Noland
Humana Corporate Communications
(502) 580-3674 e-mail: Tnoland@humana.com

Humana Reports Second Quarter 2015 Financial Results;

Reaffirms 2015 Financial Guidance

•	2Q 2015 EPS of $2.85 includes $1.18 of gain related to sale of Concentra

•	2Q 2015 Adjusted EPS of $1.67 excludes the Concentra 2Q 2015 gain and compares to management’s guidance of $1.60 to $1.65

•	Reaffirmed full-year 2015 EPS guidance of approximately $9.28 or $7.75 on an Adjusted basis (excluding the year-to-date gain on sale of Concentra of $1.53 per share)

•	2Q 2015 Medicare Advantage utilization seen as stabilizing and tracking with management’s revised expectations

•	Actions taken to improve profitability of individual commercial and state-based contracts businesses

LOUISVILLE, KY (July 29, 2015) – Humana Inc. (NYSE: HUM) today reported diluted earnings per common share (EPS) for the quarter ended June 30, 2015 (2Q 2015) of $2.85 compared to $2.19 for the quarter ended June 30, 2014 (2Q 2014). For the six months ended June 30, 2015 (1H 2015) the company reported EPS of $5.67 compared to $4.54 in the six months ended June 30, 2014 (1H 2014).

The company has included certain adjusted financial measures throughout this earnings press release. Adjusted pretax income and Adjusted EPS for 2Q 2015 and 1H 2015 were as follows (a):

Consolidated pretax income (in millions)	2Q 2015	2Q 2014	1H 2015	1H 2014
GAAP	$793	$646	$1,537	$1,332
2Q 2015 gain related to sale of Concentra	(267)	—	(267)	—

Adjusted (non-GAAP)	$526	$646	$1,270	$1,332

Diluted earnings per common share	2Q 2015	2Q 2014	1H 2015	1H 2014
GAAP	$2.85	$2.19	$5.67	$4.54
2Q 2015 gain related to sale of Concentra	(1.18)	—	(1.18)	—
1Q 2015 tax benefit related to then-pending sale of Concentra	—	—	(0.35)	—

Adjusted (non-GAAP)	$1.67	$2.19	$4.14	$4.54

The lower year-over-year Adjusted pretax income for the quarter and year to date reflected lower Retail segment operating results, partially offset by improved operating results from the Group and Healthcare Services segments. Lower results in the Retail segment were primarily related to lower-than-expected 2015 Medicare Advantage financial claim recovery levels and lower-than-anticipated reductions in inpatient admissions from its clinical programs. Overall, year-over-year hospital admissions are nonetheless down and are running consistent with the company’s revised expectations. Humana believes it has appropriately reflected recent medical cost experience in its plan designs for 2016 submitted to CMS. Further discussion of the drivers of the business segment results are discussed in the sections below highlighting each segment.

The lower year-over-year Adjusted EPS for the quarter and year to date reflected the same factors impacting pretax income, partially offset by the favorable impact of share repurchases.

Proposed Merger

On July 3, 2015, the company announced it entered into a definitive agreement with Aetna Inc. (Aetna) under which Aetna will acquire all outstanding shares of Humana for a combination of cash and stock. Under terms of the agreement, Humana stockholders will receive $125 in cash and 0.8375 of an Aetna common share for each Humana share. The transaction is subject to approval by both Humana and Aetna shareholders, as well as expiration of the Hart-Scott-Rodino anti-trust waiting period and approvals of certain state Departments of Insurance and other regulators. The transaction is expected to close in the second half of 2016.

Earnings Guidance

The company expects EPS for the quarter ending September 30, 2015 to be approximately $2.15. The company continues to project EPS for the year ending December 31, 2015 (FY 2015) of approximately $9.28. The company reaffirms its estimate for Adjusted EPS for FY 2015 of approximately $7.75 as noted below:

Diluted earnings per common share	FY 2015
GAAP	$9.28
2Q 2015 gain related to sale of Concentra	(1.18)
1Q 2015 tax benefit related to then-pending sale of Concentra	(0.35)

Adjusted (non-GAAP)	$7.75

The company also anticipates adjusting GAAP EPS in subsequent quarters for any transaction costs associated with the proposed merger with Aetna.

“Our major franchise, Medicare Advantage, is stabilizing and our clinical programs continue to focus on the needs of our members living with chronic conditions,” said Bruce D. Broussard, Humana’s President and Chief Executive Officer. “Furthermore, as we gain additional experience with our individual commercial business, we are strengthening our understanding of the actions necessary to ensure we can offer individuals a sustainable product.”

Brian A. Kane, Humana’s Senior Vice President and Chief Financial Officer, added, “While certain operational challenges impacted our second quarter results, we are encouraged by recent progress and appreciate the diligence with which our leaders and associates have worked to overcome these issues. We remain confident that Humana’s strategic and financial prospects position us well for continued growth.”

CONSOLIDATED HIGHLIGHTS

Consolidated revenues

Consolidated revenues (including investment income) for 2Q 2015 were $13.73 billion, an increase of 12.4 percent from $12.22 billion in 2Q 2014, with total premiums and services revenues of $13.62 billion up 12.3 percent, increasing $1.49 billion from $12.13 billion in prior year’s quarter. The year-over-year increase in premiums and services revenues reflected higher totals year over year in both the Retail and Group segments.

Consolidated revenues for 1H 2015 rose $3.63 billion, or 15.2 percent, to $27.57 billion from $23.93 billion in 1H 2014 with total premiums and services revenues of $27.36 billion also up 15.2 percent, increasing $3.61 billion from $23.75 billion in the prior-year period. Higher Retail and Group segment premiums and services revenues also drove the year-over-year change in 1H 2015.

Consolidated benefits expense

The 2Q 2015 consolidated benefit ratio (benefits expense as a percent of premiums) of 85.2 percent increased by 210 basis points from 83.1 percent for the prior year’s quarter primarily reflecting higher ratios in both the Retail and Group segments. Prior-period medical claims reserve development (Prior Period Development) increased the 2Q 2015 consolidated benefit ratio by 10 basis points versus lowering that ratio by 40 basis points in the prior year. Excluding Prior Period Development, the consolidated benefit ratios were 85.1 percent and 83.5 percent for 2Q 2015 and 2Q 2014, respectively. Drivers of the segment-level ratios are discussed in the sections below highlighting each segment.

The 1H 2015 consolidated benefit ratio of 84.1 percent increased by 140 basis points from 82.7 percent in 1H 2014. The first-half increase primarily reflects the same factors impacting the second quarter year-over-year comparison. Prior Period Development lowered the 1H 2015 consolidated benefit ratio by 70 basis points versus lowering that ratio by 150 basis points in 1H 2014. Excluding Prior Period Development, the consolidated benefit ratios were 84.8 percent and 84.2 percent for 1H 2015 and 1H 2014, respectively.

As discussed in the Retail segment highlights below, the company’s consolidated Prior Period Development was primarily from Medicare Advantage and individual commercial claims development in that segment. Consolidated Prior Period Development was as follows:

Consolidated Prior Period Development (in millions) Favorable (unfavorable)	First quarter	Second quarter	First Half
Prior Period Development from 2014 recognized in FY 2015	$194	($16)	$178
Prior Period Development from 2013 recognized in FY 2014	$297	$49	$346

Consolidated operating expenses

The consolidated operating cost ratio (operating costs as a percent of total revenues less investment income) of 13.3 percent for 2Q 2015 decreased 180 basis points from 15.1 percent in 2Q 2014, primarily reflecting lower ratios in the Retail and Group segments. Drivers of the segment-level ratios are discussed in the sections below highlighting each segment.

The 1H 2015 consolidated operating cost ratio of 13.8 percent decreased 140 basis points from 15.2 percent in 1H 2014, primarily reflecting a lower ratio in the Group segment with no change in the ratio for the Retail segment.

Amortization expense associated with intangible assets is often used in determining operating earnings on a cash basis. The company’s related amortization expense included in consolidated operating expenses was approximately $24 million and $28 million for 2Q 2015 and 2Q 2014, respectively, and approximately $50 million and $56 million for 1H 2015 and 1H 2014, respectively.

Balance sheet

At June 30, 2015, the company had cash, cash equivalents, and investment securities of $11.13 billion, down $388 million from $11.52 billion at March 31, 2015 primarily reflecting higher common stock repurchases and other factors discussed herein.

Cash and short-term investments held at the parent company of $1.86 billion at June 30, 2015 increased $647 million from $1.21 billion at March 31, 2015, as proceeds from the sale of Concentra, subsidiary dividends to the parent company and the issuance of commercial paper were partially offset primarily by funding of subsidiary working capital, stock repurchases, capital expenditures and payment of stockholder dividends. Subsidiary dividends of $457 million in 2Q 2015 compared to $695 million in 2Q 2014. The year-over-year decline in dividends to the parent company from the subsidiaries is primarily driven by lower operating results in health plan subsidiaries including the impact of recording the significantly higher FY 2015 health insurance industry fee in the first quarter of 2015, as required by state insurance regulators. The company’s health insurer fee increased from $562 million in 2014 to $866 million in 2015, a 54.1 percent increase.

At June 30, 2015, net receivables of $899 million were associated with premium stabilization programs established under health care reform, commonly referred to as the 3Rs(b), including $639 million associated with the 2014 coverage year that the company expects to collect in the second half of 2015. Approximately 77 percent of the total net 3Rs receivables were related to reinsurance recoverables. At June 30, 2015, net receivables (payables) for the 3Rs were as follows:

Net Amounts Accrued for the 3Rs (in millions) Assets (liabilities)	Balances Related to 2014 plan year	Balances Related to 2015 plan year	Total Balances at 6/30/15
Reinsurance recoverables	$521	$168	$689
Net risk adjustment settlement	(125)	(41)	(166)
Net risk corridor settlement	243	133	376

Total Net Amounts Accrued for the 3Rs	$639	$260	$899

Days in claims payable of 41.1 at June 30, 2015 decreased 1.7 days from 42.8 at March 31, 2015. This change was primarily driven by changes related to incurred but not reported (IBNR) claims. This metric related to IBNR can change each period depending on process changes, such as the gradual implementation during 2014 of inpatient authorization review prior to admission as opposed to post adjudication, but also can change based on the claims receipt and payment cycle times, the prevalence of new providers, and the number of processing days in a month.

Debt-to-total capitalization at June 30, 2015 was 29.0 percent, up from 27.6 percent at March 31, 2015 primarily reflecting commercial paper balances outstanding at the end of 2Q 2015, versus none outstanding at the end of the first quarter 2015, as increases in capital associated with 2Q 2015 earnings were substantially offset by share repurchases and cash dividends. As of June 30, 2015, the company had $300 million outstanding on its commercial paper program. The net proceeds of commercial paper issuances are to be used for general corporate purposes, including funding for subsidiary Part D receivables.

Cash flows from operations

Cash flows used in operations for 2Q 2015 were $608 million compared to cash flows used in operations of $200 million in 2Q 2014. This year-over-year change in operating cash flows primarily reflected the favorable claim payment timing effect in the prior year from growth in individual commercial membership, lower earnings exclusive of the gain on the sale of Concentra, and other working capital items.

For 1H 2015, cash flows used in operations totaled $501 million versus $471 million of cash flows provided by operations during 1H 2014. The year-over-year decline primarily reflected the same factors impacting second-quarter cash flows as well as the favorable impact in the prior year from higher growth in group Medicare Advantage membership, higher working capital associated with growth in the company’s pharmacy business and the timing of Medicaid premium collections.

Cash flows for the second half of 2015 are expected to be favorably impacted by the collection of the 2014 final and 2015 mid-year Medicare risk adjustment receivables from the Centers for Medicare and Medicaid Services, or CMS, income from operations, and collection of the 2014 reinsurance recoverables associated with the 3Rs. These items are expected to be partially offset by payment of the 2015 non-deductible health insurance industry fee and net payments for risk adjustment associated with the 3Rs.

Share repurchases

In September 2014, the company’s Board of Directors approved a new $2 billion share repurchase authorization with an expiration date of December 31, 2016 that replaced its previous $1 billion share repurchase authorization. At that time, the company announced that it expected to repurchase $1 billion of its outstanding shares no later than June 30, 2015 under the $2 billion authorization. Under a 10b5-1 plan, the company subsequently executed the following share repurchases towards that expectation:

Method of share repurchase	Time period	Shares repurchased	Average cost per share	Total repurchases
Open market	September 2014	269,000	$128.34	$34,465,000
Open market	October 2014 – November 2014	766,000	$130.50	$100,015,000
Accelerated share repurchase	November 2014 – March 2015	3,419,700	$146.21	$500,000,000
10b5-1 plan	March 2015	145,000	$179.89	$26,085,000
10b5-1 plan	April 2015 – June 2015	1,704,800	$177.81	$303,131,000

Total Share Repurchases through July 28, 2015 under September 2014 Authorization		6,304,500	$152.86	$963,696,000

During 2Q 2015, the company executed share repurchases of approximately $303 million, or 1,704,800 of its outstanding shares, at an average price of $177.81 per share through its previously disclosed 10b5-1 plan. The company executed repurchases of 805,500 shares for approximately $101 million during 2Q 2014.

The company repurchased approximately 1,849,800 shares for $329 million during 1H 2015 compared to approximately 905,500 shares for $112 million during 1H 2014.

As of July 3, 2015, approximately $1.04 billion of the current $2 billion repurchase authorization was remaining. As a result of the proposed merger with Aetna, the company has suspended its share repurchase program.

Cash dividends

The company paid cash dividends to its stockholders of $42 million in 2Q 2015 and in 2Q 2014. Cash dividends of $86 million were paid to the company’s stockholders during 1H 2015 and in 1H 2014. In April 2015, the company’s Board of Directors declared a cash dividend of $0.29 per share, totaling $43 million in the aggregate, payable on July 31, 2015 to stockholders of record on June 30, 2015, an increase from the company’s previous dividend of $0.28 per share.

The company’s ability and intent to continue its quarterly dividend policy is not impacted by the proposed merger with Aetna, although the company has agreed that its quarterly dividend will not exceed $0.29 per share prior to closing the transaction.

RETAIL SEGMENT(c)

This segment consists of Medicare benefits, marketed to individuals or directly via group accounts, as well as individual commercial fully-insured medical and specialty health insurance benefits, including dental, vision, and other supplemental health and financial protection products. In addition, the segment also includes the company’s contract with CMS to administer the Limited Income Newly Eligible Transition (LI-NET) prescription drug plan program and contracts with various states to provide Medicaid, dual eligible, and Long-Term Support Services (LTSS) benefits, collectively, its state-based contracts(d).

Retail Segment Highlights

While the company’s stand-alone Prescription Drug Plans (PDPs) and group Medicare Advantage businesses are performing in line with the company’s expectations, as previously disclosed, its individual Medicare Advantage and individual commercial businesses are facing certain challenges.

Medicare Advantage operating results were negatively impacted by certain pricing assumptions in its plan designs for 2015. This was primarily related to lower-than-expected 2015 financial claim recovery levels and lower-than-anticipated reductions in inpatient admissions from its clinical programs. Overall, year-over-year hospital admissions are nonetheless down and are running consistent with the company’s revised expectations. Humana believes it has appropriately reflected recent medical cost experience in its plan designs for 2016 submitted to CMS.

Operating results for individual commercial continue to be challenged primarily due to the volatility and morbidity associated with new membership related to the start of the Affordable Care Act (ACA). Medical claims associated with certain products, in particular ACA-compliant off-exchange offerings, continue to exceed prior expectations for FY 2015. Additionally, on June 30, 2015, CMS issued data with respect to the reinsurance and risk adjustment premium stabilization programs for the 2014 plan year which indicated a meaningfully different risk profile comparison for the company’s membership relative to state averages than had been previously anticipated. This resulted in adjustments to certain of the 3Rs during 2Q 2015. The company is in the process of evaluating its pricing and continued participation in certain products for 2016.

In total, the company’s state-based contracts business continues to perform in line with management’s expectations. State-based business associated with the company’s dual eligible membership is outperforming expectations while its Medicaid Temporary Assistance for Needy Families products are underperforming expectations.

Premiums and services revenue:

•	The 2Q 2015 premiums and services revenue for the Retail segment was $11.56 billion, an increase of 15.8 percent from $9.98 billion in 2Q 2014. The increase resulted primarily from a 12.2 percent increase in average Medicare Advantage membership year over year, along with membership growth in the company’s state-based contracts and stand-alone PDP offerings as well as a heavier percentage of individual commercial business in higher premium ACA-compliant plans.

•	1H 2015 premium and services revenue for the Retail segment was $23.14 billion, an increase of 18.9 percent from $19.46 billion in 1H 2014, primarily reflecting the same factors impacting the year-over-year comparison for the second quarter.

Enrollment:

•	Individual Medicare Advantage membership was 2,709,300 as of June 30, 2015, an increase of 350,300, or 14.8 percent, from 2,359,000 at June 30, 2014, and up 281,400, or 11.6 percent from 2,427,900 as of December 31, 2014, primarily due to net membership additions associated with the 2015 plan year, particularly HMO offerings.

•	Group Medicare Advantage membership was 473,100 as of June 30, 2015, a decrease of 6,600, or 1.4 percent, from 479,700 at June 30, 2014 and down 16,600, or 3.4 percent, from 489,700 at December 31, 2014. The decline from December 31, 2014 primarily reflects the loss of a large group account.

•	Membership in the company’s stand-alone PDP offerings was 4,442,500 as of June 30, 2015, an increase of 557,000 or 14.3 percent, from 3,885,500 at June 30, 2014, and up 448,500, or 11.2 percent from 3,994,000 as of December 31, 2014. These increases primarily resulted from growth in the company’s low-priced Humana-Walmart plan offering.

•	Individual commercial membership decreased to 1,036,700 as of June 30, 2015, down 84,100, or 7.5 percent, from 1,120,800 at June 30, 2014, but up 20,500, or 2.0 percent from 1,016,200 at December 31, 2014. The year-over-year decline primarily reflects the loss of members subscribing to plans not compliant with changes mandated by health care reform, partially offset by growth in health care reform compliant plans, both on-exchange and off-exchange. The increase from December 31, 2014 primarily reflects new sales and better retention for plans compliant with health care reform.

•	State-based Medicaid membership was 352,000 as of June 30, 2015 (including 16,400 dual-eligible demonstration members), an increase of 185,000, or 110.8 percent, from 167,000 (including 4,000 dual-eligible demonstration members) at June 30, 2014, and up 35,200, or 11.1 percent, from 316,800 (including 18,300 dual-eligible demonstration members) at December 31, 2014. These increases were primarily driven by the addition of membership from state-based contracts for the Florida Medicaid business.

•	Membership in individual specialty products (e) was 1,203,600 as of June 30, 2015, a decrease of 25,900, or 2.1 percent, from 1,229,500 at June 30, 2014, but up 37,800 from 3.2 percent at December 31, 2014. The year-over-year decrease in membership reflects lower membership in supplemental health and financial protection product offerings. Specialty membership increased in 1H 2015 primarily due to increased membership in dental offerings.

Benefits expense:

•	The 2Q 2015 benefit ratio for the Retail segment of 87.1 percent increased 190 basis points from 85.2 percent in 2Q 2014 due to higher benefit ratios for the company’s individual Medicare Advantage and individual commercial businesses, as described above, as well as the impact of a higher mix of members from state-based Medicaid contracts. Prior Period Development increased the 2Q 2015 Retail segment benefit ratio by 10 basis points versus lowering that ratio by 60 basis points in the prior year. Excluding Prior Period Development, the Retail segment benefit ratios were 87.0 percent and 85.8 percent for 2Q 2015 and 2Q 2014, respectively.

•	The 1H 2015 benefit ratio for the Retail segment of 86.5 percent was 120 basis points higher than the 1H 2014 ratio of 85.3 percent, primarily reflecting the same factors impacting the year-over-year comparisons for the second quarter. Prior Period Development lowered the 1H 2015 consolidated benefit ratio by 80 basis points and by 170 basis points in 1H 2014. Excluding Prior Period Development, the Retail segment benefit ratios were 87.3 percent and 87.0 percent for 1H 2015 and 1H 2014, respectively.

•	The Retail segment Prior Period Development declined approximately $69 million year over year for 2Q 2015 and $158 million year over year for 1H 2015 primarily reflecting the impact of lower financial claim recoveries, flu-associated claims from the fourth quarter of 2014, and continued volatility in claims associated with individual commercial products. Retail segment Prior Period Development was as follows:

Retail Segment Prior Period Development (in millions) Favorable (unfavorable)	First quarter	Second quarter	First Half
Prior Period Development from 2014 recognized in FY 2015	$188	($11)	$177
Prior Period Development from 2013 recognized in FY 2014	$277	$58	$335

•	In June 2015, the company engaged the actuarial firm Milliman to obtain an independent estimate of Humana’s individual Medicare Advantage IBNR reserves as of May 31, 2015. Humana provided the claims data to Milliman but did not provide its estimates for comparison purposes until after the Milliman analysis was completed. Milliman used a variety of methods to create a range of estimates. Milliman’s conclusion was that the company’s individual Medicare Advantage medical claims reserves (excluding pharmacy) as of May 31, 2015 were good and sufficient.(f)

Operating costs:

•	The Retail segment’s operating cost ratio of 10.5 percent in 2Q 2015 decreased 20 basis points from 10.7 percent in 2Q 2014. The decrease primarily resulted from scale efficiencies associated with medical membership growth in the segment, partially offset by an increase in the non-deductible health insurance industry fee mandated by health care reform. The non-deductible health insurance industry fee increased the Retail segment’s operating cost ratio by approximately 160 basis points in 2Q 2015 and 120 basis points in 2Q 2014. Excluding the industry fee, the Retail segment operating cost ratios were 8.9 percent and 9.5 percent for 2Q 2015 and 2Q 2014, respectively.

•	The Retail segment’s 1H 2015 operating cost ratio of 10.7 percent was unchanged from 1H 2014. The non-deductible health insurance industry fee increased the Retail segment’s operating cost ratio by approximately 160 basis points in 1H 2015 and 120 basis points in 1H 2014. Excluding the industry fee, the Retail segment operating cost ratios were 9.1 percent and 9.5 percent for 1H 2015 and 1H 2014, respectively, reflecting scale efficiencies within the segment.

Pretax results:

•	Retail segment pretax income of $260 million in 2Q 2015 compared to $400 million in 2Q 2014, a decrease of $140 million, as growth in Medicare Advantage membership was more than offset by an increase in the benefit ratio.

•	For 1H 2015, pretax income for the Retail Segment of $635 million decreased by $134 million from 1H 2014 pretax earnings of $769 million. The 1H 2015 decrease primarily reflected the same factors impacting the quarterly comparisons.

GROUP SEGMENT(c)

This segment consists of employer group commercial fully-insured medical and specialty health insurance benefits, including dental, vision, and other supplemental health and voluntary insurance benefits, as well as Administrative Services Only (ASO) products. In addition, the Group segment includes health and wellness products (primarily marketed to employer groups) and military services business, primarily the TRICARE South Region contract.

Group Segment Highlights

The Group segment continues to perform in line with company expectations, including fully-insured and ASO products as well as the company’s TRICARE operations. On July 22, 2015, Humana responded to the request for proposal for the next generation of TRICARE contracts for the period beginning April 1, 2017.

Premiums and services revenue:

•	The 2Q 2015 premiums and services revenue for the Group segment was $1.84 billion, up 2.6 percent from $1.80 billion in 2Q 2014, primarily reflecting an increase in fully-insured commercial medical per-member premiums, partially offset by a net decline in fully-insured commercial medical membership and a decline in ASO commercial membership.

•	For 1H 2015 premium and services revenue for the Group segment was $3.70 billion, an increase of 2.1 percent from $3.62 billion in 1H 2014, primarily reflecting the same factors impacting the year-over-year comparison for the second quarter.

Enrollment:

•	Group fully-insured commercial medical membership was 1,179,100 at June 30, 2015, a decrease of 31,000, or 2.6 percent, from 1,210,100 at June 30, 2014, as higher small group business (less than 100 lives) membership year over year was more than offset by lower membership in large group accounts. Group fully-insured commercial medical membership was down 56,400, or 4.6 percent, from 1,235,500 at December 31, 2014 reflecting lower membership in both large group and small group accounts. Approximately 64 percent of group fully-insured commercial medical membership was in small group accounts at June 30, 2015 versus 65 percent at December 31, 2014, and 62 percent at June 30, 2014.

•	Group ASO commercial medical membership was 736,600 at June 30, 2015, a decline of 383,500, or 34.2 percent, from 1,120,100 at June 30, 2014, and down 367,700, or 33.3 percent from 1,104,300 at December 31, 2014. This decline reflects the loss of certain large group accounts due to continued discipline in pricing of services for self-funded accounts amid a highly competitive environment.

•	Military services membership was 3,071,300 at June 30, 2015, generally unchanged with a decrease of 40,000, or 1.3 percent, from 3,111,300 at June 30, 2014, and down 19,100, or 0.6 percent, from 3,090,400 at December 31, 2014.

•	Membership in Group specialty products was 6,179,700 at June 30, 2015, a decline of 396,300, or 6.0 percent, from 6,576,000 at June 30, 2014, and down 323,000, or 5.0 percent, from 6,502,700 at December 31, 2014. This decrease primarily resulted from the loss of certain fully-insured group accounts.

•	Membership in HumanaVitality®, the company’s wellness and loyalty rewards program, was 3,885,200 at June 30, 2015, an increase of 113,200, or 3.0 percent, from 3,772,000 at June 30, 2014, and up 28,400, or 0.7 percent, from 3,856,800 at December 31, 2014 primarily due to individual Medicare Advantage growth as well as growth in stand-alone sales.

Benefits expense:

•	The 2Q 2015 benefit ratio for the Group segment was 81.4 percent, an increase of 250 basis points from 78.9 percent for 2Q 2014. The year-over-year increase in the benefit ratio primarily reflected the impact of higher specialty drug costs, net of rebates, partially offset by an increase in the health insurance industry fee included in pricing of the company’s products. Prior Period Development increased the Group segment benefit ratio by 40 basis points in both 2Q 2015 and 2Q 2014. Excluding Prior Period Development, the Group segment benefit ratios were 81.0 percent and 78.5 percent for 2Q 2015 and 2Q 2014, respectively.

•	The 1H 2015 benefit ratio for the Group segment of 77.6 percent increased 190 basis points from the 75.7 percent ratio for 1H 2014, primarily reflecting the same factors impacting the year-over-year comparisons for the second quarter. Prior Period Development had no impact upon the Group segment benefit ratio in 1H 2015 and lowered the ratio by 40 basis points in 1H 2014. Excluding Prior Period Development, the Group segment benefit ratio was 77.6 percent for 1H 2015 and 76.1 for 1H 2014, respectively.

Operating costs:

•	The Group segment’s operating cost ratio was 24.1 percent in 2Q 2015, a decrease of 280 basis points from 26.9 percent in 2Q 2014, primarily reflecting the loss of certain large ASO accounts resulting in a lower percentage of ASO business which carries a higher operating cost ratio than fully-insured commercial business, as well as operating cost efficiencies associated with the fully-insured business as a result of cost reduction initiatives. These decreases were partially offset by the increase of the non-deductible health insurance industry fee mandated by health care reform. The non-deductible health insurance industry fee impacted the Group segment’s operating cost ratio by approximately 140 basis points in 2Q 2015 and 100 basis points in 2Q 2014. Excluding the industry fee, the Group segment operating cost ratios were 22.7 percent and 25.9 percent for 2Q 2015 and 2Q 2014, respectively.

•	The Group segment’s operating cost ratio of 24.3 percent for 1H 2015 was down 270 basis points compared to 27.0 percent for 1H 2014 primarily reflecting the same factors impacting the year-over-year comparison for the second quarter. The non-deductible health insurance industry fee also impacted the Group segment’s operating cost ratio by approximately 140 basis points in 1H 2015 and 100 basis points in 1H 2014. Excluding the industry fee, the Group segment operating cost ratios were 22.9 percent and 26.0 percent for 1H 2015 and 1H 2014, respectively.

Pretax results:

•	The 2Q 2015 Group segment pretax income of $43 million increased from pretax income of $30 million in 2Q 2014, primarily reflecting an improvement in the segment’s operating cost ratio, partially offset by an increase in the segment’s benefit ratio.

•	For 1H 2015, pretax income for the Group segment of $197 million increased by $23 million versus 1H 2014 pretax earnings of $174 million. The 1H 2014 increase primarily reflects the same factors impacting the quarterly comparisons.

HEALTHCARE SERVICES SEGMENT(c)

This segment includes services offered to the company’s health plan members as well as to third parties, including pharmacy solutions, provider services, home based services, and clinical programs, as well as services and capabilities to advance population health.

Healthcare Services Segment Highlights

Healthcare Services operations continue to exceed previous expectations, primarily driven by improvements in pharmacy related cost initiatives as well as higher mail order and specialty pharmacy usage. Additionally, membership growth in the health plans has resulted in higher usage of services across the segment. The segment’s 2Q 2015 results also reflect the sale of Concentra in June 2015, with the gain on that sale being reported in the Corporate results.

Revenues:

•	Revenue of $5.98 billion in 2Q 2015 for the Healthcare Services segment increased $965 million, or 19.3 percent, from $5.01 billion in 2Q 2014, primarily due to growth in the company’s Medicare membership which resulted in higher utilization of the healthcare services businesses, partially offset by lower Concentra revenues due to the sale of the business in June 2015.

•	1H 2015 revenue for the Healthcare Services segment was $11.85 billion, an increase of 22.6 percent from $9.67 billion in 1H 2014, primarily reflecting the same factors impacting the year-over-year comparison for the second quarter.

Operating costs:

•	The Healthcare Services segment’s operating cost ratio of 95.6 percent in 2Q 2015 was relatively unchanged compared to 95.2 percent in 2Q 2014.

•	The Healthcare Services segment’s operating cost ratio of 95.5 percent for 1H 2015 was also relatively unchanged compared to 95.2 percent for 1H 2014.

Operating statistics:

•	Primary care providers in value-based (shared risk and path to risk) relationships of approximately 43,000 at June 30, 2015 increased 11.7 percent from 38,500 at June 30, 2014, and increased 1.7 percent from 42,300 at December 31, 2014. At June 30, 2015, 55.7 percent of the company’s individual Medicare Advantage members were in value-based relationships, compared to 53.6 percent at December 31, 2014, and 52.8 percent at June 30, 2014.

•	Medicare Advantage membership in the Humana Chronic Care Program rose to 512,000 at June 30, 2015, up 48.6 percent from 344,500 at June 30, 2014, and up 21.7 percent from 420,700 at December 31, 2014, reflecting enhanced predictive modeling capabilities and focus on proactive clinical outreach and member engagement.

•	Pharmacy script volumes of 98.4 million for the quarter ended June 30, 2015 increased 20.6 percent compared to 81.6 million for the quarter ended June 30, 2014, driven primarily by higher average medical membership.

Pretax results:

•	Healthcare Services segment pretax income of $223 million in 2Q 2015 increased from $206 million in 2Q 2014, primarily due to revenue growth from the pharmacy solutions and home based services businesses, as they serve the company’s growing Medicare membership.

•	1H 2015 pretax income for the Healthcare Services segment of $453 million increased by $62 million from 1H 2014 pretax earnings of $391 million, primarily reflecting the same factors impacting year-over-year comparisons.

Detailed press release

Humana’s full earnings press release including the statistical pages has been posted to the company’s Investor Relations site and may be accessed at http://phx.corporate-ir.net/phoenix.zhtml?c=92913&p=irol-IRHome or via a current report on Form 8-K filed by the company with the Securities and Exchange Commission this morning (available at www.sec.gov or on the company’s website).

Footnotes

(a)	Adjusted pretax income and Adjusted EPS for 2Q 2015 excluded a pretax gain of approximately $267 million, or $1.18 per share, associated with the completion of the company’s sale of its wholly-owned subsidiary, Concentra Inc. Adjusted pretax income and Adjusted EPS for 1H 2015 excluded the 2Q 2015 adjusting item as well as a $0.35 per share tax benefit recorded in the first quarter of 2015 associated with the recognition of a deferred tax benefit on the then-pending sale of Concentra.

The company has included these financial measures (which are not in accordance with Generally Accepted Accounting Principles (GAAP)) in its summary of financial results within this earnings press release as management believes that these measures, when presented in conjunction with the comparable GAAP measures, are useful to both management and its investors in analyzing the company’s ongoing business and operating performance. The excluded items described herein are not a recurring part of the company’s operating plan. Consequently, management uses these non-GAAP financial measures as indicators of business performance, as well as for operational planning and decision making purposes. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

(b)	Under health care reform, premium stabilization programs, commonly referred to as the 3Rs, became effective January 1, 2014. These programs include a permanent risk adjustment program, a transitional reinsurance program, and a temporary risk corridors program designed to more evenly spread the financial risk borne by issuers and to mitigate the risk that issuers would have mispriced products. In each case, operation of the program is subject to federal administrative action.
(c)	On January 1, 2015, the company realigned certain of its businesses among its financial reporting segments to correspond with internal management reporting changes and renamed its Employer Group segment the Group segment. The company’s three reportable segments remain Retail, Group, and Healthcare Services.
(d)	State-based contracts include the company’s operations and membership associated with Medicaid benefits provided for dual-eligible demonstration, Temporary Assistance for Needy Families (TANF), and Long-Term Support Services (LTSS) programs.
(e)	The company provides a full range of insured specialty products including dental, vision, other supplemental health, financial protection, and voluntary insurance benefits. Members included in these products may not be unique to each product since members have the ability to enroll in multiple products. Other supplemental benefits include life, disability, and fixed benefit products including cancer and critical illness policies.
(f)	Milliman’s estimate of Humana’s individual Medicare Advantage Part C May 2015 month-end unpaid claims liabilities referred to in this press release included medical costs only, and did not include pharmacy costs or commercial product costs. It may not be appropriate for other uses. Milliman does not intend for this information to benefit, and assumes no duty or liability to, any third party. In developing their estimates, Milliman relied on discussions with Humana and Humana’s medical benefits claim lag and membership data obtained from Humana. Milliman did not audit the data and performed no verification as to the accuracy of these data, although they performed reasonableness checks where possible. To the extent any information is inaccurate or incomplete, Milliman’s results may likewise be inaccurate or incomplete. It should be emphasized that actuarial liabilities (reserves) are estimates. The exact liabilities will only be determinable after a sufficient passage of time permits the filing and payment of all outstanding claims.

Conference Call

Given the proposed merger with Aetna, the company is not hosting a conference call in conjunction with its 2Q 2015 earnings release and does not expect to do so for future quarters. Please direct any questions regarding this earnings press release to Humana Investor Relations or Humana Corporate Communications.

Cautionary Statement

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in investor presentations, press releases, Securities and Exchange Commission (SEC) filings, and in oral statements made by or with the approval of one of Humana’s executive officers, the words or phrases like “expects,” “believes,” “anticipates,” “intends,” “likely will result,” “estimates,” “projects” or variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions, including, among other things, information set forth in the “Risk Factors” section of the company’s SEC filings, a summary of which includes but is not limited to the following:

•	Humana’s merger with Aetna is subject to various closing conditions, including governmental, regulatory and stockholder approvals as well as other uncertainties and there can be no assurances as to whether and when it may be completed.

•	The merger agreement between Humana and Aetna limits Humana’s ability to pursue alternative transactions to the proposed merger with Aetna.

•	The number of shares of Aetna common stock that Humana’s stockholders will receive in the merger is based on a fixed exchange ratio. Because the market price of Aetna’s common stock will fluctuate, Humana’s stockholders cannot be certain of the value of the portion of the merger consideration to be paid in Aetna’s common stock.

•	While the merger with Aetna is pending, Humana is subject to business uncertainties and contractual restrictions that could materially adversely affect Humana’s results of operations, financial position and cash flows or result in a loss of employees, customers, members or suppliers.

•	If the merger agreement with Aetna is terminated, Humana may, under certain circumstances, be obligated to pay a termination fee to Aetna.

•	Failure to consummate the merger with Aetna could negatively impact Humana’s results of operations, financial position and cash flows.

•	If Humana does not design and price its products properly and competitively, if the premiums Humana receives are insufficient to cover the cost of health care services delivered to its members, if the company is unable to implement clinical initiatives to provide a better health care experience for its members, lower costs and appropriately document the risk profile of its members, or if its estimates of benefits expense are inadequate, Humana’s profitability could be materially adversely affected. Humana estimates the costs of its benefit expense payments, and designs and prices its products accordingly, using actuarial methods and assumptions based upon, among other relevant factors, claim payment patterns, medical cost inflation, and historical developments such as claim inventory levels and claim receipt patterns. These estimates, however, involve extensive judgment, and have considerable inherent variability because they are extremely sensitive to changes in claim payment patterns and medical cost trends.

•	If Humana fails to effectively implement its operational and strategic initiatives, particularly its Medicare initiatives, state-based contract strategy, and its participation in the new health insurance exchanges, the company’s business may be materially adversely affected, which is of particular importance given the concentration of the company’s revenues in these products.

•	If Humana fails to properly maintain the integrity of its data, to strategically implement new information systems, to protect Humana’s proprietary rights to its systems, or to defend against cyber-security attacks, the company’s business may be materially adversely affected.

•	Humana’s business may be materially adversely impacted by the adoption of a new coding set for diagnoses (commonly known as ICD-10), the implementation of which has been deferred to at least October 1, 2015.

•	Humana is involved in various legal actions, or disputes that could lead to legal actions (such as, among other things, provider contract disputes relating to rate adjustments resulting from the Balanced Budget and Emergency Deficit Control Act of 1985, as amended, commonly referred to as “sequestration”; other provider contract disputes; and qui tam litigation brought by individuals on behalf of the government) and governmental and internal investigations, any of which, if resolved unfavorably to the company, could result in substantial monetary damages or changes in its business practices. Increased litigation and negative publicity could also increase the company’s cost of doing business.

•	As a government contractor, Humana is exposed to risks that may materially adversely affect its business or its willingness or ability to participate in government health care programs including, among other things, loss of material government contracts, governmental audits and investigations, potential inadequacy of government-determined payment rates, potential restrictions on profitability, including by comparison of profitability of the company’s Medicare Advantage business to non-Medicare Advantage business, or other changes in the governmental programs in which Humana participates.

•	The Health Care Reform Law, including The Patient Protection and Affordable Care Act and The Health Care and Education Reconciliation Act of 2010, could have a material adverse effect on Humana’s results of operations, including restricting revenue, enrollment and premium growth in certain products and market segments, restricting the company’s ability to expand into new markets, increasing the company’s medical and operating costs by, among other things, requiring a minimum benefit ratio on insured products, lowering the company’s Medicare payment rates and increasing the company’s expenses associated with a non-deductible health insurance industry fee and other assessments; the company’s financial position, including the company’s ability to maintain the value of its goodwill; and the company’s cash flows.

•	Humana’s participation in the new federal and state health care exchanges, which entail uncertainties associated with mix, volume of business, and the operation of premium stabilization programs, which are subject to federal administrative action, could adversely affect the company’s results of operations, financial position, and cash flows.

•	Humana’s business activities are subject to substantial government regulation. New laws or regulations, or changes in existing laws or regulations or their manner of application could increase the company’s cost of doing business and may adversely affect the company’s business, profitability and cash flows.

•	If Humana fails to develop and maintain satisfactory relationships with the providers of care to its members, the company’s business may be adversely affected.

•	Humana’s pharmacy business is highly competitive and subjects it to regulations in addition to those the company faces with its core health benefits businesses.

•	Changes in the prescription drug industry pricing benchmarks may adversely affect Humana’s financial performance.

•	If Humana does not continue to earn and retain purchase discounts and volume rebates from pharmaceutical manufacturers at current levels, Humana’s gross margins may decline.

•	Humana’s ability to obtain funds from certain of its licensed subsidiaries is restricted by state insurance regulations.

•	Downgrades in Humana’s debt ratings, should they occur, may adversely affect its business, results of operations, and financial condition.

•	The securities and credit markets may experience volatility and disruption, which may adversely affect Humana’s business.

In making forward-looking statements, Humana is not undertaking to address or update them in future filings or communications regarding its business or results. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed herein may or may not occur. There also may be other risks that the company is unable to predict at this time. Any of these risks and uncertainties may cause actual results to differ materially from the results discussed in the forward-looking statements.

Humana advises investors to read the following documents as filed by the company with the SEC for further discussion both of the risks it faces and its historical performance:

•	Form 10-K for the year ended December 31, 2014;

•	Form 10-Q for the quarter ended March 31, 2015, and

•	Form 8-Ks filed during 2015.

About Humana

Humana Inc., headquartered in Louisville, Ky., is a leading health and well-being company focused on making it easy for people to achieve their best health with clinical excellence through coordinated care. The company’s strategy integrates care delivery, the member experience, and clinical and consumer insights to encourage engagement, behavior change, proactive clinical outreach and wellness for the millions of people we serve across the country.

More information regarding Humana is available to investors via the Investor Relations page of the company’s web site at www.humana.com, including copies of:

•	Annual reports to stockholders

•	Securities and Exchange Commission filings

•	Most recent investor conference presentations

•	Quarterly earnings news releases

•	Replays of most recent earnings release conference calls

•	Calendar of events

•	Corporate Governance information